The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (to prospectus dated January 10, 2011)	Subject to Completion. Dated February , 2011 Filed pursuant to Rule 424(b)(5) Registration No. 333-171507

On Track Innovations Ltd.

___ Ordinary Shares

On Track Innovations Ltd. is offering     of its ordinary shares.  Our ordinary shares are currently traded on the NASDAQ Global Market under the symbol “OTIV”. On February 1, 2011, the closing sale price of our ordinary shares was $3.36 per share.

 As of February 1, 2011, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $77 million, based on 25,123,556 outstanding shares, of which approximately 22,839,225  shares are held by non-affiliates, and based on a per share price of $3.36, which was the closing sale price of our ordinary shares on February 1, 2011.  As of the date hereof, we have not sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated January 10, 2011. This prospectus supplement provides supplemental information regarding us and updates certain information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate important information into this prospectus supplement and the accompanying prospectus by reference.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-8   OF THIS PROSPECTUS SUPPLEMENT AND PAGE  3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT, AS WELL AS THOSE INCORPORATED BY REFERENCE HEREIN, FOR A DISCUSSION OF IMPORTANT RISKS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any U.S. state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

	Per Ordinary Share	Total
Public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to us	US$	US$

The underwriters may also purchase up to an additional     ordinary shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

    In connection with the offering of our ordinary shares under this prospectus supplement, we have also agreed to issue to the  representative of the underwriters and/or its designees options to purchase a number of our ordinary shares equal, in the aggregate, to 5% of our ordinary shares sold in this offering, excluding the over-allotment shares, exercisable at a price per ordinary share equal to 125% of the public offering price per ordinary share commencing one year from the date of this prospectus supplement and expiring five years from the date of this prospectus supplement. The ordinary shares issuable upon exercise of such options are identical to those offered by this prospectus supplement.

        The ordinary shares are expected to be delivered to the underwriters on or about February    , 2011. The underwriters are offering the ordinary shares, on a firm commitment basis, as set forth under “Underwriting.”

Rodman & Renshaw, LLC	Merriman Capital, Inc.
Chardan Capital Markets, LLC

The date of this prospectus supplement is February    , 2011.

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

    A registration statement on Form F-3 (File No. 333-171507) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on January 3, 2011, and was declared effective on January 10, 2011.  Under this shelf registration process, of which this offering is a part, we may, from time to time, sell up to an aggregate of $40 million of our securities.  We have not yet sold any securities under this shelf registration process.

This document is in two parts.  The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated therein by reference.  The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.  To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will control. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”   You may obtain a copy of this prospectus supplement, the accompanying prospectus and any of the documents incorporated by reference without charge by requesting it from us in writing or by telephone at the following address or telephone number: On Track Innovations Ltd., Z.H.R. Industrial Zone P.O. Box 32, Rosh-Pina 12000 Israel, Attention: Investor Relations. Telephone: + 972-4-6868000

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with information that is different.  This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.  We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.  You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “our company,” “On Track Innovations,” “OTI,” “us” and the “company” refer to On Track Innovations Ltd. and its subsidiaries.

All references in this prospectus supplement to “ordinary shares” refer to OTI’s ordinary shares, par value NIS 0.10 per share.  We sometimes refer to our ordinary shares to be offered under this prospectus supplement as the “securities.”

All references to “NIS” are to New Israel Shekels, the lawful currency of Israel.

All references to “dollars” or “$” are to the lawful currency of the United States.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections, starting on page S-8    of this prospectus supplement and page     of the accompanying prospectus and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, as well as the financial statements and the other information incorporated by reference herein, before making an investment decision.

Overview

We design, develop and market secure contactless microprocessor-based smart card technology to address the needs of a wide variety of markets.  Because our cards contain a microprocessor, they can store and process information and run multiple applications.  Our cards are referred to as “contactless” because they do not require physical contact with a card reader, as power and data are transferred to a card through a magnetic field generated by a card reader.  Our products combine the benefits of both microprocessors and contactless cards. In addition to contactless microprocessor-based smart cards, we also sell products that are based on other card technologies.

Since our incorporation in 1990, we have focused on the development of our core technologies and our products based on our technological platform that consists of proprietary smart cards, smart card readers, software tools and secure communication technology.  We currently offer three lines of solutions, each of which constitutes a complete system, as well as components (such as smart cards and readers) that we sell to original equipment manufacturers, or OEMs, for incorporation into their own products.

 Our three vertical markets include:

●
Payment Solutions: we offer a cashless system and loyalty program to replace cash, which includes the contactless payments program offered by the major card associations including MasterCard’s PayPass™, Visa’s PayWave™, American Express’ ExpressPay™ and Discover’s Zip™. We also offer COPNI™ (Contactless Payment product that supports a Near Field Communications Insert) as an add-on to mobile phones’ SIM cards with a flexible antenna that supports various applications such as credit, debit and mass transit ticketing. Our payment solutions also include EasyPark, our electronic parking payment system as well as our mass transit electronic payment system.

●
Petroleum Systems: OTI’s EasyFuel is a wireless, cashless, cardless, and paperless fuel management and petroleum solution which includes both our gasoline management system, or GMS, and our EasyFuel system. EasyFuel is a loyalty program for petroleum companies, fleets and retail customers. The system monitors and expedites the fueling and payment process, permitting fueling of designated vehicles only while eliminating fraud.

●
SmartID Solutions: we offer complete end-to-end in-house solutions for credentialing, identifying and verifying individuals by combining the capability to support biometric identification with the portability of smart cards. The SmartID solutions include MAGNA™ - a complete end-to-end in-house solution for electronic passports (e-Passport), national identity cards (national ID) and MediSmart – a medical card for patients, doctors and benefits verification.

Substantially all of our contactless microprocessor-based products are based on a common platform, which we refer to as the OTI Platform.  The OTI Platform incorporates our patented technologies and consists of our smart cards, our smart card readers, software that enables the development of applications for smart cards and a communications technology that ensures that the transmission of data to and from the card is secure and reliable.  The OTI Platform can be customized to support a large number of applications, such as credit and debit card functions, identification and loyalty programs.  The OTI Platform has been deployed in different markets, such as petroleum, mass transit and e-passport/national ID, and is being developed for other markets, such as medical services.  For some markets, we have developed extensively customized hardware and software systems based on our OTI Platform, such as the petroleum payment and management solution for fleet managers and an electronic parking payment system.

        Our products offer the following benefits:

●	The information stored on a card and transferred between the card and the reader is secure.
●	Our products provide for a reliable transfer of information to and from a card.
●	Our cards are durable, easy to use and take a variety of forms, including credit card size solutions, key chains, tags, stickers and wristwatches.
●	Our products are easy to install and maintain.
●	Our products enable the transition from other card technologies to our contactless microprocessor-based technology.
●	Our products support multiple, independent applications on the same card.

       We intend to enhance our position in the design and development of contactless microprocessor-based technology by expanding and strengthening our customer base through product and vertical market alliances, focusing on high margin offerings with recurring revenues such as transaction fees and licensing fee, leveraging our extensive patent and intellectual property portfolio and maintaining our technology leadership position.

        We market our products through our global network of subsidiaries and strategic relationships.  Our sales and marketing efforts are directed from our headquarters in Israel and carried out through our subsidiaries in the U.S. and other parts of the Americas, Israel, Europe, Africa and the Far-East.

Recent Developments

Our board of directors previously adopted a repurchase program pursuant to which we acquired 562,475 of our ordinary shares from March 2010 for an aggregate purchase price of $1,135,804, or $2.02 per share. The last purchase under the program was made in November 2010.  Prior to the date of this prospectus supplement, our board of directors terminated this program.

In January 2009, our board of directors adopted a Shareholders Rights Plan. Pursuant to the terms of the plan, our board approved a distribution of one right for each of our outstanding ordinary share.  Each right will become exercisable only after a person or a group becomes an “Acquiring Person”, by obtaining beneficial ownership of, or by commencing a tender or exchange offer for, 15% or more of our issued and outstanding ordinary shares (our board of directors may reduce this percentage to not less than 10%), unless our board of directors approves such “Acquiring Person” or redeems the rights. Each right, once exercisable, will generally entitle its holder, other than the “Acquiring Person”, to purchase from us either one or three ordinary shares (depending on our registered capital on the date of exercising the rights), at par value.  We currently do not have enough authorized ordinary shares to fully implement our Shareholders Rights Plan.

In November 2009, we entered into a contract with a government agency for the supply, transfer, maintenance and operation of an electronic identification-related product. The project is funded based on a Build-Operate-Transfer (BOT) model and provides for an initial three-year period and minimum guaranteed payments to the Company  in the amount of $17 million, with approximately $400,000 having been recognized in 2010. We initially planned to carry out the project via a joint venture between us and our partner in the joint venture, a reputable system integrator that will be responsible for project management and local operation in the country. We and our partner initially agreed to equally share 50% of the ownership in and profit of the joint venture. In November 2010, we agreed with our partner to change the engagement so that our partner will not be responsible for project management and local operation in the country, and in return we increased our share in the joint venture and agreed to pay our partner a fixed amount per each product for which we receive consideration. For the purpose of the joint venture, we incorporated a wholly-owned Israeli subsidiary under the name "DigOTI Ltd." which is the general partner of OTIgnia Licensing LLP, an Israeli limited liability partnership, which is the performing party. We do not expect our anticipated net profit from such project to be significantly affected by this change.

On November 14, 2010, our board of directors approved, in accordance with Israeli law, an increase of 950,000 ordinary shares in the number of shares available for issuance under our 2001 Share Option Plan.

On December 6, 2010 we launched COPNI. COPNI is a contactless payment with a near-field communications, or NFC, insert which is an add-on to mobile phones’ SIM cards with a flexible antenna and is based on our intellectual property and patents. COPNI is independent of the handset type, SIM card and model, and enables users to have one device that is both a mobile phone and a mobile wallet. COPNI provides new services and revenue opportunities and transaction revenues to mobile network operators and supports various applications such as credit, debit and mass transit ticketing. COPNI is an innovative bridge to NFC technologies and is a post-market solution. As we previously reported, we are in advance discussions with a few mobile carriers, and we have recently received initial orders for our COPNI.

In January 2011, our subsidiary, PARX Ltd., entered into an assets acquisition agreement with Ganis Systems Ltd., or Ganis, for the acquisition of assets including its intellectual property. In consideration for this acquisition, we paid Ganis $400,000 in cash and issued to it 130,521 of our ordinary shares. The ordinary shares are subject to lock-up, where 26,760 ordinary shares will be free from lock up seven months after the closing date and an additional 34,587 ordinary shares will be released from lock-up after 12, 18 and 24 months after the closing date in January 2011. In addition, under an earn-out agreement, Ganis may be entitled to certain earn-out payments of up to an additional $450,000 over the next three years, based on reaching certain success criteria determined by the companies. Under the terms of the agreement, our chairman of the board of directors was granted an irrevocable proxy to vote the shares that were issued as part of the transaction.

Corporate Information

We were incorporated under the laws of the State of Israel in 1990.  Our address is Z.H.R Industrial Zone, Rosh-Pina 12000, Israel.  Our telephone number is +972-4-686-8000.  In 1998 we established a wholly-owned subsidiary in the United States, OTI America, Inc., a Delaware corporation.  OTI America, Inc. is located at 111 Wood Ave South, Suite 105, Iselin, New Jersey 08830, and its telephone number is (732) 429-1900. Our web address is www.otiglobal.com.  The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus supplement.

The Offering

Ordinary shares offered	shares ( shares, if the underwriters exercise their over-allotment option in full)
Ordinary shares outstanding prior to the offering	25,123,556 shares
Ordinary shares to be outstanding after the offering	shares ( shares, if the underwriters exercise their over-allotment option in full)
Use of proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $   .
We intend to use the net proceeds of this offering for general corporate purposes, including general working capital purposes and to strengthen our balance sheet.  See “Use of Proceeds” on page S-10 for more information on the use of proceeds.

Risk factors
See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 3 of the accompanying prospectus and in the documents incorporated by reference herein (including under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

Lock-up
Subject to certain exceptions, we and the members of our board of directors and our executive officers have agreed with the underwriters not to sell, transfer or dispose of any ordinary shares for a period of three months from the date of the closing of the offering under this prospectus supplement. See “Underwriting.”

NASDAQ Global Market symbol	OTIV

Unless otherwise stated, all information in this prospectus supplement is based on 24,821,535 ordinary shares outstanding as of December 31, 2010, and assumes no exercise of the underwriters’ over-allotment option and the additional underwriters' option described under "Underwriting – Share Purchase Options", and does not include the following as of that date:

2,527,030 ordinary shares issuable upon the exercise of share options outstanding under our 2001 Share Option Plan, at a weighted average exercise price of $1.16 per share;
1,208,075 ordinary shares available for future grants under our 2001 Share Option Plan (which includes the increase of 950,000 ordinary shares available for future grants mentioned above);
202,139 ordinary shares available for future sale under our 2008 Employee Stock Purchase Plan (plan is currently suspended);
20,500 ordinary shares issuable upon the exercise of warrants outstanding as of December 31, 2010, at a weighted average exercise price of $0.03 per share; and

562,475 ordinary shares we repurchased and are held by us as dormant shares.

Since December 31, 2010, we issued 130,521 ordinary shares to Ganis Systems Ltd. in connection with our acquisition of the assets of that company previously announced.  The information contained herein does not include those shares.

The rights attached to the ordinary shares offered by this prospectus supplement include the rights pursuant to our Shareholders Rights Plan.  However, we currently do not have enough authorized ordinary shares to fully implement our Shareholders Rights Plan, as described above under “Recent Development” beginning in page S-4.

Summary Consolidated Financial Data

We derived the summary consolidated financial statement data for the years ended December 31, 2009, 2008 and 2007 set forth below from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated financial statement data as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 from our unaudited condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Our results for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read the information presented below together with our consolidated financial statements, the notes to those statements and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

During the fourth quarter of 2009 we and our subsidiary, Millennium Card's Technology Ltd, or MCT, entered into an agreement with SMARTRAC Singapore Trading PTE, a member of the SMARTRAC N.V. group, for the sale of the assets of MCT and the sale of our assets related to inlay production and related machinery. Accordingly, assets and liabilities related to the discontinued operation are presented separately in the balance sheets. The results of this operation and the cash flows from this operation, for the reporting periods, are presented in the statements of operations and in the statements of cash flow, as discontinued operations, separately from continuing operations. All data in this document is derived from our financial statements, unless otherwise specified, excludes the results of this discontinued operations.

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2010	2007	2008	2009
	(unaudited)
	(U.S. Dollars, in thousands, except per share and share data)
Statement of Operations Data:
Revenues	$22,835	$43,584	$36,098	$35,022	$31,437
Cost of revenues	11,507	20,016	20,372	19,789	16,782
Gross profit	11,328	23,568	15,726	15,233	14,655
Operating expenses
Research and development, net	5,935	6,179	11,218	10,300	8,127
Selling and marketing	8,020	9,516	9,148	10,370	10,371
General and administrative	6,255	6,036	12,838	11,210	9,230
Amortization and impairment of intangible assets	766	431	1,314	2,794	978
Impairment of goodwill	-	-	-	24,217	-
Total operating expenses	20,976	22,162	34,518	58,891	28,706

Operating profit (loss)	(9,648)	1,406	(18,792)	(43,658)	(14,051)
Financial income (expense), net	(741)	(817)	1,678	(474)	(1,153)
Net profit (loss) from continuing operations	(10,424)	424	(17,269)	(44,727)	(15,293)
Net loss from discontinued operations	(3,671)	(2,457)	(4,412)	(5,211)	(8,078)
Net loss	(14,095)	(2,033)	(21,681)	(49,938)	(23,371)

Basic and diluted net profit (loss) attributable to shareholders per ordinary share
From continuing operations	$(0.47)	$0.02	$(0.86)	$(2.19)	$(0.67)
From discontinued operations	$(0.16)	$(0.10)	$(0.23)	$(0.26)	$(0.35)
Shares used in computing basic net profit (loss) per ordinary share	22,331,068	24,441,691	18,896,214	20,413,578	22,635,479
Shares used in computing net diluted profit (loss) per ordinary share	22,331,068	26,725,145	18,896,214	20,413,578	22,635,479

	As of September 30, 2010
	Actual	As Adjusted
	(unaudited)
	(U.S. Dollars, in thousands)
Balance Sheet Data:
Cash and cash equivalents	$18,695
Short-term investments	8,017
Total current assets	42,835
Assets from discontinued operation and held for sale	2,791
Total assets	63,116
Total liabilities	32,682
Long term loans, net of current maturities	5,364
Liabilities related to discontinued operations	694
Total shareholders’ equity	29,823

The as adjusted balance sheet data above reflects the application of the net proceeds from the sale of     ordinary shares offered by us at an assumed offering price of $3.36 per share, which was the closing price of our ordinary shares on The NASDAQ Global Market on February 1, 2011, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        Investing in our securities involves significant risks.  Before making an investment decision, you should carefully consider the risks described below, in the accompanying prospectus and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or in any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.  The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement under the caption "Warning Regarding Forward-Looking Statements" below.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds of this offering for general corporate purposes, including general working capital purposes.  We have not allocated specific amounts of the net proceeds from this offering for any specific purpose.  Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.  You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for the company.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Investors will incur an immediate dilution from the public offering price.

Because the price per share of our ordinary shares being offered is substantially higher than the book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. Based on the assumed public offering price of $3.36 per share, the closing price of our ordinary shares on The NASDAQ Global Market on February 1, 2011, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of $  per ordinary share in the net tangible book value of the ordinary shares, as of September 30, 2010. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

A substantial percentage of our authorized shares may be sold in this offering, which could cause the price of our ordinary shares to decline.

Pursuant to this offering, we will sell    ordinary shares, or approximately     %, of our outstanding ordinary shares as of December 31, 2010. This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We have issued a substantial number of ordinary shares upon exercise of warrants and options to purchase our ordinary shares, that are eligible for, or may become eligible for, unrestricted resale. Any sales or registration of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible. The sale of shares issued upon the exercise of options and warrants granted pursuant to our stock option plans and shares sold to employees pursuant to our employee stock purchase plan could also further dilute the holdings of our then existing shareholders.

We may need additional funds in the future. We may be unable to obtain additional funds or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

        Based on our current plans, we believe our existing cash and cash equivalents along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements through December 31, 2011, although there is no assurance of this result, and we may need funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities.

We depend on a small number of large customers, and the loss of one or more of them would lower our revenues.

Our customer base is concentrated among a limited number of large customers, primarily because a substantial part of our revenues is derived from large projects. We anticipate that our revenues will continue to depend on a limited number of major customers. The companies considered to be our major customers and the percentage of our revenue represented by each major customer vary from period to period. In 2009 and for the nine months ended September 30, 2010, our largest customers represented 21% and 62% respectively, of our total revenues for such periods.  The loss of any one of our major customers, or if any of our customers have difficulty meeting their financial obligations to us for any reason, would adversely affect our financial condition.

Our dependence on sales agents, and value-added resellers could result in marketing and distribution delays which would prevent us from generating sales revenues.

We market and sell some of our products using a network of sales agents and value added resellers covering several major world regions, including the United States.  We establish relationships with resellers through written agreements that provide prices, discounts and other material terms and conditions under which the reseller is eligible to purchase our systems and products for resale.

Our ability to terminate our relationship with a sale agent or a value added reseller that is not performing satisfactorily may be limited.  Inadequate performance by them may affect our ability to develop markets in the regions for which the sale agent or the value added reseller is responsible and could result in substantially greater expenditures by us in order to develop such markets.  Our operating results will be highly dependent upon:  (i) our ability to maintain our existing sale agent or value added reseller arrangements; (ii) our ability to establish and maintain coverage of major geographic areas and establish access to customers and markets; and (iii) the ability of our sales agents, and value-added resellers to successfully market our products.  A failure to achieve these objectives could result in lower revenues.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  Such forward-looking statements reflect our current view with respect to future events and financial results.

        We urge you to consider that statements which use the terms “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, or our achievements, or industry results, expressed or implied by such forward-looking statements.  Such forward-looking statements include statements regarding, among other things, our belief as to increased acceptance of smart-card technology, expansions of the use of our technology, acquisitions, material supply agreements, the impact of our relationship with technology partners and business partners as well as to our revenue and the development of future products, future sources of revenue, ongoing relationships with current and future end-user customers and resellers and the expansion of our customer base through product and vertical market alliances, future costs and expenses and adequacy of capital resources and our ability to focus on high margin offerings with recurring revenues and our ability to leverage our extensive patent and intellectual property portfolio and maintain our technology leadership position. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus.  Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of   of our ordinary shares in this offering will be approximately $  million at an assumed offering price of $3.36 per ordinary share, which was the closing price of our ordinary shares on The NASDAQ Global Market on February 1, 2011, and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $  million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including general working capital purposes and strengthen our balance sheet so that we can successfully manage and execute the projects and opportunities we are facing with. Pending application of the net proceeds as described above, we will initially invest the net proceeds in short-term, investment-grade, interest-bearing securities.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Market under the symbol “OTIV”.

The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares on The NASDAQ Global Market:

Calendar Quarter	High	Low

2011
First quarter (through February 1, 2011)	$4.25	$2.70

2010
First quarter	$3.04	$1.39
Second quarter	$2.72	$1.89
Third quarter	$2.08	$1.55
Fourth quarter	$3.37	$1.61

2009
First quarter	$1.95	$0.86
Second quarter	$1.82	$0.88
Third quarter	$1.69	$0.95
Fourth quarter	$1.46	$0.80

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any dividends paid will be solely at the discretion of our Board of Directors.

Though we have never declared or paid a cash dividend, in November 2008 our board of directors authorized a program to repurchase our ordinary shares, subject to court approval as required by Israeli law. In May 2009, the court approved a repurchase program in a total amount of up to $2 million. To date, 562,475 shares were acquired under the repurchase program for an aggregate purchase price of $1,135,804. Prior to the date of this prospectus supplement, our board of directors terminated the repurchase program

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness as of September 30, 2010:

•	on an actual basis; and
•
on an as adjusted basis to give effect to our sale of   ordinary shares at an assumed public offering price of $  per share, after deducting assumed underwriting discount and estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option to purchase an additional   ordinary shares), and our application of our net proceeds as set forth in "Use of Proceeds".

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
(In thousands, except share data)	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$18,695	$

Short-term investments	$8,017	$

Total liabilities	$32,682	$

Liabilities related to discontinued operation	$694	$

Shareholders’ equity:
Ordinary shares, par value NIS 0.1 per share: 50,000,000 shares authorized; 24,821,535 shares outstanding (1), [ ] on an as adjusted basis	$609	$
Additional paid-in capital	190,240
 ____________

(1) The share numbers are as of December 31, 2010. That number does not include:
2,527,030 ordinary shares issuable upon the exercise of share options outstanding under our 2001 Share Option Plan, at a weighted average exercise price of $1.16 per share;
1,208,075 ordinary shares of available for future grants under our 2001 Share Option Plan (which includes the increase of 950,000 ordinary shares available for future grants mentioned above);
202,139 ordinary shares of available for future sale under our 2008 Employee Stock Purchase Plan (which is currently suspended);
20,500 ordinary shares issuable upon the exercise of warrants outstanding as of December 31, 2010, at a weighted average exercise price of $0.03 per share; and
562,475 ordinary shares we repurchased and are held by us as dormant shares.

Since December 31, 2010, we issued 130,521 ordinary shares to Ganis Systems Ltd. in connection with our acquisition of the assets of that company previously announced.  The information contained herein does not include those shares.

DILUTION

If you purchase our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our ordinary shares after this offering. Our net tangible book value as of September 30, 2010, was approximately $28.7  million, or approximately $1.17 per ordinary share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.  Unless otherwise noted, all information contained in this dilution section assumes that the underwriters do not exercise their over-allotment option.

After giving effect to the sale of   ordinary shares in this offering at an assumed public offering price of $  per share, the closing price of our ordinary shares on the NASDAQ Global Market on February 1, 2011, and after deducting the underwriting discount and estimated offering expenses, our net tangible book value as of September 30, 2010, would have been $  million, or $  per share. This amount represents an immediate increase in net tangible book value to existing shareholders of $  per share and an immediate dilution in net tangible book value of $  per share to purchasers of our ordinary shares in this offering, as illustrated in the following table (without giving effect to the over-allotment option granted to the underwriters):

Assumed public offering price per ordinary share		$
Net tangible book value per share as of September 30, 2010	$
Increase in net tangible book value per share after giving effect to this offering	$

Pro forma net tangible book value per share as of September 30, 2010		$

Dilution in net tangible book value per share to new investors		$

This table assumes no exercise of outstanding options or warrants or the options to be issued to the underwriters in this offering. To the extent that options or warrants are exercised, there may be further dilution to new investors.

If the underwriters’ over-allotment option is exercised in full, our pro forma net tangible book value per share after giving effect to this offering would be $  per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $  per share.

BENEFICIAL OWNERSHIP OF OUR ORDINARY SHARES BY DIRECTORS AND OFFICERS

The following table sets forth certain information as of December 31, 2010 regarding the ownership of our ordinary shares by each of our directors and executive officers.

               All information with respect to the ownership of any of the below shareholders has been furnished by such shareholder and, unless otherwise indicated below, we believe that persons named in the table have sole voting and sole investment power with respect to all of the shares shown as owned, subject to community property laws, where applicable. The shares owned by the directors and executive officers include the shares owned by their family members to which such directors and executive officers disclaim beneficial ownership, as provided for below.

        The share numbers and percentages listed below are based on 24,821,535 shares outstanding as of December 31, 2010:

Name of beneficial owner	Number of Shares Beneficially Owned (1)	% of Class of Shares (2)	Total Number of Options Owned (3)	Exercise Price	Date of Expiration
Oded Bashan	2,067,001 (4)	8.33%
Ronnie Gilboa	246,089 (5)	*	2,000 2,000 2,500	$ 32.00 $ 9.00 NIS 0.10	March 2011 March 2011 April 2012
Tanir Horn	131,938 (6)	*	45,000 20,000 90,000	$1.40 NIS 0.10 $1.36	Nov. 2013 May, 2014 March, 2015
Moshe Aduk	227,397 (7)	*	662 10,000 20,000	NIS 0.10 NIS 0.10 NIS 0.10	May ,2012 March, 2012 April ,2012
Nehemya Itay	257,787 (8)	1.04%	643 100,000	NIS 0.10 NIS 0.10	May 2012 November 2015
Ohad Bashan	469,048 (9)	1.89%	500,000	$1.00	March 2015
Eliezer Manor	30,000 (10)	*	30,000	NIS 0.10	April 2012
Ora Setter	30,000 (11)	*	30,000	NIS 0.10	April 2012
Raanan Ellran	13,200 (12)	*	1,200 12,000	$42.50 NIS 0.10	March 2011 April 2012
David Stone	10,000 (13)	*
Mark Green	0	*
Eli Akavia	0	*
All Directors and Executive Officers	2,814,736	11.34%

____________ * Less than 1%
(1)	The number of ordinary shares shown includes shares that each shareholder has the right to acquire by exercising options which are immediately exercisable or within 60 days in accordance with SEC definition of “Beneficial Ownership” as shown in the table.
(2)
If a shareholder has the right to acquire shares by exercising options, these shares are deemed outstanding for the purpose of computing the percentage owned by the specific shareholder (that is, they are included in both the numerator and the denominator), but they are disregarded for the purpose of computing the percentage owned by any other shareholder.

(3)	The exercise price of some of these options is greater than our current share price.

(4)
Oded Bashan's holdings include 861,663 ordinary shares held by Mr. Bashan and 7,462 ordinary shares held by Mr. Bashan’s wife. Mr. Bashan disclaims beneficial ownership of the shares held by his wife. Also includes 1,197,876 ordinary shares as to which Mr. Bashan has voting power pursuant to irrevocable proxies granted to him. Mr. Bashan doesn't own any of the 1,197,876 ordinary shares.

(5)	Includes 224,589 ordinary shares held by Mr. Gilboa and 15,000 ordinary shares held by Mr. Gilboa's wife and options held by Mr. Gilboa and his wife to purchase 6,500 ordinary shares.
(6)	Includes 21,938 ordinary shares held by Ms. Horn and options to purchase 110,000 ordinary shares.
(7)	Includes 196,735 ordinary shares held by Mr. Aduk and options to purchase 30,662 ordinary shares.
(8)	Includes 232,144 ordinary shares held by Mr. Itay and options held by Mr. Itay and his wife to purchase 25,643 ordinary shares.
(9)	Includes 219,048 ordinary shares held by Mr. Bashan and options held by Mr. Bashan to purchase 250,000 ordinary shares.
(10)	Consists of options to purchase 30,000 ordinary shares.
(11)	Consists of options to purchase 30,000 ordinary shares.
(12)	Consists of options to purchase 13,200 ordinary shares
(13)	Consists of 10,000 ordinary shares held by Mr. Stone

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Consequences

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

U.S. Federal Income Taxation

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of our ordinary shares. For this purpose, a “U.S. Holder” is a holder of ordinary shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury Regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations, or (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of the ordinary shares, if such status as a U.S. Holder is not overridden pursuant to the provisions of an applicable tax treaty.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our ordinary shares. This summary generally considers only U.S. Holders that will own our ordinary shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, not does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury Regulations promulgated thereunder, administrative and judicial interpretations thereof, and the U.S./Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. OTI will not seek a ruling from the U.S. Internal Revenue Service, or the IRS, with regard to the U.S. federal income tax treatment of an investment in our ordinary shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular shareholder based on such shareholder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity”; (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our ordinary shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our ordinary shares as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other then the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, ordinary shares representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of persons who hold ordinary shares through a partnership or other pass-through entity are not considered.

         You are encouraged to consult your own tax advisor with respect to the specific U.S. federal and state income tax consequences to you of purchasing, holding or disposing of our ordinary shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Distributions on Ordinary Shares

We do not at this time anticipate paying any dividends. But, if we do distribute property to you in the future, then subject to the discussion under the heading “Passive Foreign Investment Companies” below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the ordinary shares to the extent thereof, and then capital gain. Corporate holders generally will not be allowed a deduction for dividends received. In general, preferential tax rates not exceeding 15% for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates or trusts (these preferential rates are scheduled to expire for taxable years beginning after December 31, 2012, after which time dividends are scheduled to be taxed at ordinary income rates and long-term capital gains are scheduled to be taxed at rates not exceeding 20%). For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israel/U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty. In addition, our dividends will be qualified dividend income if our ordinary shares are readily tradable on NASDAQ or another established securities market in the United States.

Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a passive foreign investment company, or PFIC. A U.S. Holder will not be entitled to the preferential rate: (i) if the U.S. Holder has not held our ordinary shares or ADRs for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (ii) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our ordinary shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our ordinary shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. (See discussion below under “Taxation of Our Shareholders”) Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Distributions paid by us will generally be foreign source income for U.S. foreign tax credit purposes. Subject to the limitations set forth in the Code, U.S. Holders may elect to claim a foreign tax credit against their U.S. income tax liability for Israeli income tax withheld from distributions received in respect of the ordinary shares. In general, these rules limit the amount allowable as a foreign tax credit in any year to the amount of regular U.S. tax for the year attributable to foreign source taxable income. This limitation on the use of foreign tax credits generally will not apply to an electing individual U.S. Holder whose creditable foreign taxes during the year do not exceed $300, or $600 for joint filers, if such individual’s gross income for the taxable year from non-U.S. sources consists solely of certain passive income. A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received with respect to the ordinary shares if such U.S. Holder has not held the ordinary shares for at least 16 days out of the 31-day period beginning on the date that is 15 days before the ex-dividend date or to the extent that such U.S. Holder is under an obligation to make certain related payments with respect to substantially similar or related property. Any day during which a U.S. Holder has substantially diminished his or her risk of loss with respect to the ordinary shares will not count toward meeting the 16-day holding period. A U.S. Holder will also be denied a foreign tax credit if the U.S. Holder holds the ordinary shares in an arrangement in which the U.S. Holder’s reasonably expected economic profit is insubstantial compared to the foreign taxes expected to be paid or accrued. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult with their own tax advisors to determine whether, and to what extent, they are entitled to such credit. U.S. Holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income taxes withheld, provided such U.S. Holders itemize their deductions.

Disposition of Shares

Except as provided under the PFIC rules described below, upon the sale, exchange or other disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the ordinary shares and the amount realized on the disposition (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale or exchange or other disposition of ordinary shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition.

In general, gain realized by a U.S. Holder on a sale, exchange or other disposition of ordinary shares will generally be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized by a U.S. Holder on the sale, exchange or other disposition of ordinary shares is generally allocated to U.S. source income. However, U.S. Treasury Regulations require such loss to be allocated to foreign source income to the extent certain dividends were received by the taxpayer within the 24-month period preceding the date on which the taxpayer recognized the loss. The deductibility of a loss realized on the sale, exchange or other disposition of ordinary shares is subject to limitations.

Medicare Contribution Tax

For taxable years beginning after December 31, 2012, U.S. Holders who are individuals, estates or trusts will generally be required to pay a new 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our ordinary shares), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to a U.S. Holder who owns shares of a corporation that was (at any time during the U.S. Holder’s holding period) PFIC. We would be treated as a PFIC for U.S. federal income tax purposes for any tax year if, in such tax year, either:

•
75% or more of our gross income (including our pro rata share of gross income for any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive (the “Income Test”); or

•
At least 50% of our assets, averaged over the year and generally determined based upon value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value), in a taxable year are held for the production of, or produce, passive income (the “Asset Test”).

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

If we are or become a PFIC, each U.S. Holder who has not elected to treat us as a qualified electing fund by making a “QEF election”, or who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our ordinary shares at a gain, be liable to pay U.S. federal income tax at the then prevailing highest tax rates on ordinary income plus interest on such tax, as if the distribution or gain had been recognized ratably over the taxpayer’s holding period for the ordinary shares. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain were recognized by the decedent. Indirect investments in a PFIC may also be subject to special U.S. federal income tax rules.

The PFIC rules would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held the ordinary shares while we are a PFIC, provided that we comply with certain reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. Although we have no obligation to do so, we intend to comply with the applicable information reporting requirements for U.S. Holders to make a QEF election.

A U.S. Holder of PFIC shares which are traded on certain public markets, including the NASDAQ, can elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. Holder’s adjusted tax basis in the PFIC shares. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

Based on our estimated gross income, the average value of our gross assets (assuming that we are entitled to value our intangible assets using the methods suggested for publicly traded corporations) and the nature of our business, we believe that we will not be considered a PFIF for our current taxable year, and there is only a small chance that we will be a PFIC in the foreseeable future. Since PFIC status is a factual determination that must be made annually and is therefore subject to change, our status in the current and future years depends on our assets and activities in those years. Because the market value of our ordinary shares is likely to fluctuate and because the market price of the shares of a technology companies has been especially volatile, we cannot assure you whether or not we will be considered a PFIC for any taxable year. Also, because PFIC status is in part based on facts on and through December 31 of each year, it is not possible to determine whether we will have become a PFIC for a calendar year until after the close of the year, when we finalize our financial information on and through December 31. In addition, we cannot provide assurance that the applicable tax law will not change in a manner which adversely affects our PFIC determination. If we were a PFIC for a taxable year, a U.S. Holder could be subject to interest charges and higher tax rates with respect to any gain from the sale or exchange of, and certain distributions with respect to our ordinary shares.

If we are or become a PFIC, as noted above, a U.S. Holder of our ordinary shares could make a variety of elections (described above) that may alleviate the tax consequences referred to above. However, it is expected that the conditions necessary for making an election to treat us as QEF will not be available. You should consult your tax advisor regarding our potential status as a PFIC and the tax consequences to you that would arise if were treated as a PFIC.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%, but scheduled to increase to 31% for taxable years beginning after December 31, 2012) with respect to cash dividends and proceed from a disposition of ordinary shares. In general, back-up withholding will apply only if a U.S. Holder fails to comply with certain identification procedures. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. Holders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our ordinary shares. See “—Non-U.S. Holders of Ordinary Shares.”

Non-U.S. Holders of Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our ordinary shares.

A non-U.S. Holder may be subject to U.S. federal income or withholding tax on a dividend paid on our ordinary shares or the proceeds from the disposition of our ordinary shares if: (i) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States or, in the case of a non-U.S. Holder that is a resident of a country which has an income tax treaty with the United States, such item is attributable to a permanent establishment or, in the case of gain realized by an individual non-U.S. Holder, a fixed place of business in the U.S.; (ii) in the case of a disposition of our ordinary shares, the individual non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met; (iii) the non-U.S. Holder is subject to U.S. federal income tax pursuant to the provisions of the U.S. tax law applicable to U.S. expatriates.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our ordinary shares if payment is made through a paying agent, or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. Holders may be subject to backup withholding, unless the non-U.S. Holder provides on an applicable Form W-8 (or a substantially similar form) a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption. A U.S. related person for these purposes is a person with one or more current relationships with the United States.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. Holders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our ordinary shares paid from the U.S. to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. You should consult you tax advisor regarding this legislation.

Israeli Tax Considerations for U.S. Holders of Ordinary Shares

Tax Reform

Effective as of January 1, 2003, a comprehensive tax reform took effect in Israel.  Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad.  In addition, the concept of “controlled foreign corporation” was introduced according to which an Israeli company or an individual may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary’s primary source of income is passive income (such as interest, dividends, linkage differences royalties, rental income or capital gains).  The tax reform also substantially changed the system of taxation of capital gains.

Taxation of Companies

General Corporate Tax Structure.  Israeli companies are subject to corporate tax at the rate of 29%of  taxable income in the 2007 tax year, 27% in the 2008 tax year, 26% in the 2009 tax year and 25% in the 2010 tax year, 24% in the 2011 tax year, 23% in the 2012 tax year, 22% in the 2013 tax year, 21% in the 2014 tax year, 20% in the 2015 tax year, and as from the 2016 tax year the company tax rate will be 18%. However, the effective tax rate payable by a company which derives income from certain approved enterprises may be considerably lower, as discussed further below.

Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959.  The Law for the Encouragement of Capital Investment, 1959, commonly referred to as the Investment Law, provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, be designated as an approved enterprise.  Each certificate of approval for an approved enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized under the program.  The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific approved enterprise.  If a company has more than one approval or only a portion of its capital investments is approved, its effective tax rate is the result of a weighted combination of the applicable rates.  Income derived from activity which is not integral to the activity of the enterprise should not be divided between the different approved enterprises and should not enjoy tax benefits.

Taxable income of a company derived from an approved enterprise is subject to a corporate tax rate of up to 25% for a certain period of time.  The benefit period is a period of seven consecutive years (or ten years in the case of a foreign investors’ company as defined below), starting in the year in which the approved enterprise first generates taxable income. However, the benefit period may be shorter, as it is limited to the earlier of 12 years from the commencement of production of the Approved Enterprise or 14 years from the date of approval.

A company owning an approved enterprise may elect to forego entitlement to grants otherwise available as a result of an approved enterprise in return for an alternative package of benefits.  Under the alternative package of benefits, a company’s undistributed income derived from an approved enterprise will be exempt from company tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the approved enterprise within Israel.  Upon expiration of such period, the approved enterprise is subject to tax at the rate of up to 25% (or a lower rate in the case of a foreign investors’ company, as described below), for the remainder of the otherwise applicable benefits period, as described above.

We elected to adopt the “Alternative Benefits Program” status for our investment programs.  A company that has elected to receive the alternative package of benefits and that subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax in respect of the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had it not elected the alternative package of benefits, generally 10%-25%, depending on the percentage of the investment in the company’s shares held by foreign shareholders.  The dividend recipient is taxed at the reduced rate applicable to dividends from approved enterprises, which is 15%, if the dividend is distributed during the tax exemption period or within 12 years after this period.  The company must withhold this tax at source.  If classified as a foreign investors’ company there is no limit on the period during which a dividend may be distributed from approved enterprise profits and it should always enjoy the benefits of the law.

Subject to the provisions of the law concerning income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted combination of the various applicable tax rates.  Under the Investment Law, a company that has elected the alternative package of benefits is not obliged to distribute exempt retained profits, and may generally decide from which year’s profits to declare dividends.  We currently intend to reinvest any amount derived from our approved enterprise programs and not to distribute the income as a dividend.

A company that has an approved enterprise program is eligible for further tax benefits if it qualifies as a foreign investors’ company.  A foreign investors’ company is a company whose investees, comprising non-Israeli residents which: (a) directly or indirectly hold more than 25% of the company’s share capital and combined share and loan capital; and (b) requires a minimal investment of NIS 5 million by non-Israeli residents, which include the purchase of shares of a company from another shareholder, provided that the company's outstanding and paid up share capital exceeds NIS 5 million. A company that qualifies as a foreign investors’ company and has an approved enterprise program is eligible for tax benefits for a ten-year benefit period.  The company tax rate applicable to income earned from approved enterprise programs  in the benefit period (following the period, if any, of no tax) by a company meeting these qualifications is as follows:

For a company with foreign investment of	Tax Rate
Over 25% but less than 49%	25%
49% or more but less than 74%	20%
74% or more but less than 90%	15%
90% or more	10%

The Investment Center bases its decision as to whether or not to approve an application on the criteria set forth in the Investment Law and regulations, the then prevailing policy of the Investment Center, and the specific objectives and financial criteria of the applicant.  Accordingly, there can be no assurance that any such applications will be approved.  In addition, the benefits available to an approved enterprise are conditional upon the fulfillment of conditions stipulated in the Investment Law and its regulations and upon the criteria in the specific certificate of approval, as described above.  In the event that a company does not meet these conditions, it would be required to refund the amount of tax benefits, with the addition of consumer price index linkage adjustment and interest.

The Investment Center has granted approved enterprise status to three of our investment programs under the alternative benefits option.  Taxable income derived from these programs is tax exempt for a period of ten years beginning with the year in which we first generate taxable income.  We have derived, and expect to continue to derive, a substantial portion of our revenues from our approved enterprise programs at our manufacturing facility.  The Investment Law also provides that an approved enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.  There is no certainty that the Israeli government will continue to provide the same or similar tax benefits in the future.

On March 30, 2005, the Knesset approved a reform of the Encouragement of Capital Investments Law – 1959. The amendment to the Investments Law, which is effective as of April 1, 2005, has changed certain provisions of the Investments Law. The amendment includes revisions to the criteria for investments qualified to receive tax benefits as a “Privileged Enterprise”. This amendment applies to new investment programs and investment programs commencing after 2004, and does not apply to investment programs approved prior to December 31, 2004. The primary changes are as follows:

●
Companies that meet the criteria of the Alternate Path of tax benefits will receive those benefits without prior approval. In addition there will be no requirement to file reports with the Investment Center. Audit will take place via the Income Tax Authorities as part of the tax audits. Request for pre-ruling is possible.

●	Tax benefits of the Alternate Path include lower tax rates or no tax depending on area and the path chosen, lower tax rates on dividends and accelerated depreciation.

●	In order to receive benefits in the Grant Path or the Alternate Path, the Industrial Enterprise must contribute to the economic independence of the Country’s economy in one of the following ways:

1.
The enterprise's main activity is in the area of biotechnology or nanotechnology as approved by the Head of the Administration of Industrial Research and Development,   prior to the approval of the aforementioned plan.

2.
The  enterprise's  revenues during the tax year from the  plant's  sales in a certain market do not exceed 75%  of  total  revenues from the plant's total sales during  that  tax  year.  A "market" is defined as a distinct country or customs territory.

3.	25% or more of the enterprise's total revenues from the plant's sales during the tax year are from sales to a certain market that numbers at least 12 million residents.

●	Upon the establishment of an enterprise, an investment of at least NIS 300 thousand in production machinery and equipment within three years is required.

●
For an expansion, a company is required to invest within three years the greater of NIS 300 thousand in production machinery and equipment or a certain percentage of its existing production machinery and equipment.

Amendment no. 68. A comprehensive amendment to the Investment Law, that became effective on January 1, 2011, had changed the benefit systems according to the Investment Law with respect to industrial companies (benefits granted to a "Tourism Enterprise" remained unchanged). The amendment changed the goals of the Investment Law, which are no longer aimed at drawing foreign capital to Israel but, rather, to develops the market's manufacturing capacity, to improve the business sector's ability to cope with competition in international markets and to create the necessary infrastructure to create new jobs. As a result, tax benefits, available previously to foreign residents and to corporations which shares were owned by foreign residents, are cancelled.

•            Grants. According to the amendment, companies in development area A, which meet the definition of a "Competitive Enterprise" (i.e., mainly, an enterprise which 25% or more of its annual sales is generated from export) will be entitled to grants (and/or loans), with respect to investments promoting the Investment Law goals, including, for example, an investment in human resources (the grant may reach up to 24% of the eligible investment).

•            Tax benefits. The previous tax benefits according the Investment Law were cancelled and replaced with reduced fixed corporate tax rates, applicable to all of the Preferred Income of a Preferred Company (as opposed to the reduced tax rates or exemption from corporate tax on the portion of the revenues attributable to an approved or privileged plan, as was the case prior to the amendment). As a result, the amendment cancelled the previously existing corporate tax exemption alternative.

The terms "Privileged Enterprise", "Privileged Company" and "Privileged Income" were cancelled and replaced, respectively, with the new definitions relating to a "Preferred Enterprise", "Preferred Company" and "Preferred Income".  The term "Preferred Enterprise" now refers to an industrial enterprise that qualifies as a "Competitive Enterprise" and contributes to the local gross product, or a "Competitive Enterprise" in the field of renewable energy.  A "Preferred Company" is a company which meets the previous definition of a "Privileged Company" but includes also a registered partnership of which all partners are companies incorporated in Israel and excludes a company fully owned by the Israeli government.  The term "Preferred Income" is based on the previous definition of "Privileged Income", however, a "Preferred Income" includes only income generated from Israeli activities. In addition, the amendment clarifies that income whose source comes from an industrial R&D rendered to a foreign resident, which received the approval of the Chief Scientist, is eligible for benefits.  Royalty income is now considered a Preferred Income, if the Israeli tax authorities had confirmed such income to be accompanied to the manufacturing activities of the enterprise. It was also clarified that income from the sale of products which ingredient's source is another enterprise, which is a mine, a plant for the production of minerals or a plant for the search or production of oil, will not be considered as "Preferred Income".

        The reduced corporate tax rates applicable, according to the amendment, to the "Preferred Income" of a "Preferred Enterprise", in development area "A" and the rest of the country, in comparison to the standard corporate tax rates, are as follows:

Tax Year	Development Area "A"	Other Areas	Standard Corporate Tax
2011	10%	15%	24%
2012	10%	15%	23%
2013	7%	12.5%	22%
2014	7%	12.5%	21%
2015 and forward	6%	12%	20% (18% from 2016 and forward)

The amendment also cancelled the requirement for a "Minimum Eligible Investment" as a condition for tax benefits eligibility. As a result, the amount a company invests in assets and whether these assets are new or not, is irrelevant.

•            Dividends. Contrary to the provisions of the Investment Law prior to the amendment, the amendment determines that a dividend distributed from a "Preferred Income" to an Israeli company shareholder, will not be taxable. Dividends distributed from "Preferred Income" to an Individual shareholder or to a foreign resident shareholder, will continue to be taxed at 15%, subject to the provisions of relevant double taxation treaties.

•            A Special Preferred Enterprise.  An enterprise which will meet certain criteria and will be approved as a "Special Preferred Enterprise" will enjoy a reduced 5% corporate tax rate at development area A and 8% in other areas, for a period of 10 years, on all its Preferred Income.

•            Implementation. The amendment is applicable to Preferred Income derived by a Preferred Enterprise in the year 2011 and forward. As long as a company did not elect to apply the amendment, its Enterprise will continue to enjoy the tax benefits according to the Investment Law provisions prior to the amendment, until the end of the relevant Benefits Period. A company which has decided to adopt the benefits according to the amendment will deliver a notice to the Israeli tax authorities and such notice is final and may not be retrieved. In order to encourage companies to adopt the tax benefits according to the amendment, the amendment provides that a company which gives such notice not later than June 30, 2015, will be allowed to distribute a dividend from an Approved or Privileged enterprise, after payment of corporate tax, to an Israeli company shareholder, without additional taxes (compared to a 15% tax on such distribution according to the Investment Law prior to the amendment).

Grants under the Law for the Encouragement of Industrial Research and Development, 1984.

Under the law for the Encouragement of Industrial Research and Development, 1984, commonly referred to as the Research Law, research and development programs which meet specified criteria and are approved by a governmental committee of the Office of the Chief Scientist are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, in exchange for the payment of royalties from the sale of products developed under the program. Regulations under the Research Law generally provide for the payment of royalties to the Chief Scientist of 3 to 3.5% on sales of products and services derived from our technology developed using these grants until 100% of the dollar-linked grant is repaid.  For programs approved from 1999 and thereafter, the amount of the grant to be repaid will include annual interest at LIBOR from the date of approval.

The terms of the Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel. However, under the regulations of the Research Law, if any of the manufacturing is performed outside Israel by any entity other than us, assuming we receive approval from the Chief Scientist for the foreign manufacturing, we may be required to pay increased royalties. The increase in royalties depends upon the manufacturing volume that is performed outside of Israel follows:

Royalties to the Chief Scientist as a Percentage of Grant	Manufacturing Volume Outside of Israel

120%	less than 50%
150%	between 50% and less than 90%
300%	90% and more

If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be a percentage equal to the percentage of our total investment in the given system that was funded by grants. In addition, in recent years the government of Israel has accelerated the rate of royalty rates for repayment of Chief Scientist grants, and may further accelerate them in the future.

The technology developed with Chief Scientist grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law, and may not be transferred to non-residents of Israel (Beginning April 1, 2005, governmental committee under the Research Law may approve a transfer of technology to non-residents of Israel under restricted conditions and in accordance with the Research Law).  Approval, however, is not required for the export of products developed using the grants.  Approval of the transfer of technology to residents of Israel may be granted in specific circumstances, only if the recipient abides by the provisions of the Research Law and related Regulations, including the restrictions on transfer of know-how and the obligation to pay royalties in an amount that may be increased.  We cannot provide any assurance that consent, if requested, will be granted.

The funds available for grants from the Chief Scientist depend on several criteria and prevailing government policy and budget, and may be reduced or eliminated in the future.  Even if these grants are maintained, there is no assurance that we will receive Chief Scientist grants in the future.  In addition, each application to the Chief Scientist is reviewed separately, and grants are based on the program approved by the research committee.  Expenditures supported under other incentive programs of the State of Israel are not eligible for grants from the Chief Scientist.  We cannot provide any assurance that applications to the Chief Scientist will be approved and, until approved, the amounts of any grants are not determinable.

Amendment no. 5. This amendment, accepted on January 6, 2011, presents several modifications to the Research Law, several of which are described below.

According to the amendment, a program will be approved only if the applicant had committed that the knowledge derived from the R&D according to the program and any other right derived from the program, will be fully owned by the applicant.  In order to encourage local industry, the amendment determines that in the event that manufacturing is performed outside of Israel or transferred abroad, increased royalty payments will apply. The amendment also broadened the opportunities to take part in multi-national projects with Industrial Corporations (instead of Industrial Enterprises before).

Tax Benefits for Research and Development.  Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, relating to scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking the deduction.  Expenditures not so approved are deductible over a three-year period.  However, expenditures made out of proceeds made available to us through government grants are not deductible according to Israeli law.

Tax Benefits Under the Law for the Encouragement of Industry (Taxes), 1969.  The Law for the Encouragement of Industry (Taxes), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies.  An “Industrial Company” is defined as a company resident in Israel, at least 90% of whose income in a given tax year exclusive of income from specified sources, is derived from an industrial enterprise owned by it.  An “industrial enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production activity.

Under the Industry Encouragement Law, industrial companies are entitled to the following preferred corporate tax benefits:

●	deduction of purchase of know-how and patents utilized in the development of the company over an eight-year period;

●	deduction of expenses incurred in connection with a public stock issuance over a three-year period; and

●	right to elect, under certain conditions, to file a consolidated tax return with additional related Israeli industrial companies operating a common production line.

Under some tax laws and regulations, an industrial enterprise may be eligible for special depreciation rates for machinery, equipment and buildings.  These rates differ based on various factors including the date operations begin and the number of work shifts.  An industrial company owning an approved enterprise may choose between the depreciation rates for an industrial company provided for in the Income Tax Regulations (Inflationary Adjustments) (depreciation rates), 1986 or the regular depreciation rates determined in the relevant Regulations.

Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority.  We cannot assure you that we will continue to qualify as an industrial company or that the benefits described above will be available to us in the future.

Special Provisions Relating to Taxation under Inflationary Conditions.  The Income Tax Law (Inflationary Adjustments), 1985, referred to as the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation.  The Inflationary Adjustments Law is highly complex.  These are some of its important features:

●	There is a special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into fixed (inflation resistant) assets and non-fixed assets. Where a company’s equity, as defined in the law, exceeds the depreciated cost of fixed assets, a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on the excess is allowed up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis. If the depreciated cost of fixed assets exceeds a company’s equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.

●	Subject to certain limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israeli consumer price index.

Until December 31, 2006 one of the net effects of the Inflationary Adjustments Law is that our taxable income for Israeli corporate tax purposes will be different from our dollar income reflected in our financial statements, which are based on changes in the Shekel exchange rate with respect to the dollar.

The Israeli Tax Law and certain regulations promulgated there under allow "Foreign-Invested Companies," which maintain their accounts in U.S dollars in compliance with the regulations published by the Israeli Minister of Finance to base their tax returns on their operating results as reflected in the dollar financials statements or to adjust their tax returns based on exchange rate changes rather than changes in the Israeli CPI, in lieu of the principles set forth by the Inflationary Adjustments Law, For these purpose, Foreign-Invested company is a company, more than 25% of whose share capital, in terms of rights to profits, voting and appointment of directors, and of whose combined share and loan capital is held by persons who are not residents of Israel. A company that elects to measure its results for tax purpose based on the dollar exchange rate cannot change that election for the period of three years following the election. The Company and one of its Israeli subsidiaries are foreign investors’ companies, and have elected, commencing January 1, 2007, to keep their books and records in dollars for tax purposes, as permitted under the tax regulations.

However, according to a legislation change, as of Mach 2008 the Inflationary Adjustment Law is cancelled and its provisions are in force until the end of the fiscal year of 2007 (except for certain specific provisions and regulations which, at this stage, are not yet cancelled). The decision to cancel the Inflationary Adjustment Law was based on the fact that the inflation rates in Israel in recent years are very low and are expected to stay low, whereas originally the law was introduced to cope with the very high inflation rates which exist in the 80's.

Taxation of our shareholders

Reform in Taxation of Capital Market.  As mentioned above, on July 24, 2002 and July 25, 2005, the Israeli parliament, the Knesset, approved extensive amendments to the Income Tax Ordinance. The amendments substantially changed the taxation in several areas, including taxation of the capital market.  Generally, the amendments shall become effective regarding taxation of the capital market on January 1, 2003.

Capital Gains Tax on Sales of Our Ordinary Shares.  Israeli law imposes a capital gains tax on the sale of capital assets.  The law distinguishes between real gain and inflationary surplus.  The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price that is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale.  The real gain is the excess of the total capital gain over the inflationary surplus.  The inflationary surplus accumulated from and after December 31, 1993 is exempt from any capital gains tax in Israel.  The real gain is added to ordinary income, which effective until December 31, 2002 was taxed at ordinary rates of up to 50% for individuals and 36% for corporations.

Effective January 1, 2003, when selling our ordinary shares purchased after December 31, 2002, the capital gains tax rate on the real gain imposed upon sale of capital assets acquired after that date has been reduced to no more than 20% if the seller is an individual or 25% if an individual sells shares in a company in which he is or was 12 months prior to sale the owner of more than 10% of any means of control. The real capital gain tax rate for a corporation is set at the ordinary corporate tax applicable; capital gains accrued from assets acquired before that date are subject to a blended tax rate based on the relative periods of time before and after that date that the asset was held.

Capital Gains Tax on Sales of Our Ordinary Shares Effective January 1, 2003.  Israeli taxpayers who are not subject to the Inflationary Adjustments Law or are not entitle  to maintain books in foreign currency shall be subject to 15% tax on the real capital gain in case the shares were purchased after December 31, 2002, and in case the shares were purchased before that date the sale will be subject to a blended tax  in which the portion of the gain accrued until December 31, 2002 will be exempt from Israeli capital gains tax and the portion of the real gain accrued from January 1, 2003 until the date of sale will be subject to 15% tax.  The taxable real gain will be based on the difference between the adjusted average value of the shares during the last three trading days before January 1, 2003 (or the adjusted original cost if it is higher than the adjusted average value) and the value of the shares at the date of sale.  In the event the above calculation creates a loss; such loss can only be offset against capital gain from other traded securities according to the provisions of the Israeli law.  The amount of the loss is limited to the difference between the adjusted average value and the value of the shares at the date of sale.  However, such Israeli tax payers shall be subject to 25% tax on the real capital gain in the case that they deduct interest expenses and linkage differences.

Notwithstanding the foregoing, dealers in securities in Israel and companies taxed under the Inflationary Adjustment Law or are entitled to maintain books in foreign currency are taxed at regular tax rates applicable to business income.

Notwithstanding the above, foreign securities that are bought prior to January 1, 2006 and sold after January 1, 2006 shall be subject to 35% capital gains tax on the real gains accrued until January 1, 2005 and 20% or 25% capital gains tax on the real gains accrued thereafter.  However, according to tax legislation our ordinary shares are not considered “foreign traded securities.”

Generally under the amendment losses from tradable shares by payers of Israeli tax who are not subject to the Inflationary Adjustments Law or have the right to maintain books in foreign currency can be offset with gains from the same source (e.g., sales of foreign securities, sales of securities that are not foreign securities).  Such losses can be carried forward indefinitely.

In addition, since our ordinary shares are traded on a stock exchange outside of Israel, gains on the sale of ordinary shares held by non-Israeli tax resident investors will be exempt from Israeli capital gains tax, provided, inter alia, that such capital gains are not by a permanent establishment in Israel, that such shareholders did not acquire their shares prior to the public offering and that the shareholders are not subject to the Inflationary Adjustment law or are entitle to maintain books in foreign currency all subject to the provision of the Israeli tax legislation.

Under the convention between the government of the United States of America and the government of Israel with respect to taxes on income, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel tax treaty and who is entitled to claim the benefits afforded to the person by the U.S.-Israel tax treaty generally will not be subject to the Israeli capital gains tax unless certain exceptions apply, including where the U.S. resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding the sale, exchange or disposition of the shares subject to certain conditions.  A sale, exchange or disposition of ordinary shares by a treaty U.S. resident who holds, directly or indirectly, shares representing 10% or more of our voting power at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable unless the aforementioned exemption from capital gains tax for shares listed on a Stock Exchange outside of Israel applies.  However, in any case, under the U.S.-Israel tax treaty and the Israeli tax law if a treaty U.S. resident will be subject to capital gains tax in Israel, the U.S. resident would be permitted to claim a credit for the taxes against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.  The U.S.-Israel tax treaty does not relate to U.S. state or local taxes.

 Capital gain exemption to non Israeli shareholders which will apply even in circumstances that Israel could tax according to the relevant tax treaty. Section 97(B3) determines that in order for a non Israeli resident who is a resident of a contracting state (i.e. a country with which Israel has a double taxation treaty) to be exempt from Israeli capital gains on the sale of shares in an Israeli resident company, the seller must comply with the following:

●	The shares were purchased between 31.7.2005 to 31.12.2008

●	A request must be filed at the time to report the future sale

●	The capital gain is not attributed to a Permanent Establishment the foreign resident has in Israel

●	He was a resident of a contracting state for a period of at least 10 consecutive years before the purchase of the shares

●	If the foreign resident is a corporation then it is necessary that at least 75% of the control in the corporation were held, consecutively by individuals who were themselves, residents of a contracting state for at least 10 consecutive years before the shares were purchased

●	The shares were not purchased from a related party

●	A notice on the purchase was given to the Israeli tax authorities 30 days from purchase

●	A report on the sale of shares was filed in country of his residency

As the conditions of the exemption proved to be difficult to meet and in order to further encourage capital investments in Israel, Section 97(B3) was amended as part of amendment no. 169 to the Israeli Tax Ordinance, relevant to shares purchased as of January 1, 2009 and forward. According to the amendment, the requirement by which the shares should be purchased by a resident of a contracting state was cancelled and the exemption is now available also to persons who are not a resident of a contracting state, such as off shore companies. In addition, the requirement to file a notice with the Israeli tax authorities was removed, as well as the demand that the foreign resident files a report on the sale in his state of residency.

Taxation of Non-Resident Holders of Shares.  Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel.  Under the amendment, capital gain is deemed to accrue or derive in Israel in the case of sale of shares of an Israeli company (see above in Section Capital Gains Tax on Sales of Our Ordinary Shares).

Non-residents of Israel are subject to tax on income accrued or derived from sources in Israel.  These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income, such as income received for services rendered in Israel.  On distribution of dividends other than bonus shares, income tax is withheld at source, at the rate of 25%, (or 12.5% for dividends not generated by an approved enterprise if the non-resident is a U.S. corporation and holds at least 10% of our voting power throughout a certain period, and 15% for dividends generated by an approved enterprise), unless in each case a different rate is provided in a treaty between Israel and shareholder’s country of residence.  Under the U.S.-Israel tax treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a U.S. resident will be 25%.  However, under the Investment Law, dividends generated by an approved enterprise are taxed at the rate of 15%.

Foreign Exchange Regulations. We are permitted to pay in Israeli and non-Israeli currency:

●	dividends to holders of our ordinary shares; and

●	any amounts payable with respect to our ordinary shares upon our dissolution, liquidation or winding up.

If we make any payments in Israeli currency, the payments may be converted into freely repatriable dollars at the rate of exchange prevailing at the time of conversion.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated February  , 2011, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Rodman & Renshaw, LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of ordinary shares opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Name	Number of Shares
Rodman & Renshaw, LLC
Merriman Capital, Inc.
Chardan Capital Markets, LLC
Total

One of our nine directors, Mark Green, is a Managing Director, Head of Technology and International Banking a Merriman Capital, Inc.

Nature of Underwriting Commitment

    The underwriting agreement provides that the underwriters are committed to purchase all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The obligations of the underwriters may be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being issued, the listing of those shares on NASDAQ, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (or FINRA), at such price less a concession not in excess of $0. per share. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our ordinary shares are quoted on the NASDAQ Global Market under the symbol “OTIV”. On February 1, 2011, the closing market price of our ordinary shares was $ . The public offering price for the shares was determined by negotiation between us and the underwriters.

The principal factors considered in determining the public offering price of the shares included:

●	the information in this prospectus supplement and the accompanying prospectus and otherwise available to the underwriters;
●	the history and the prospects for the industry in which we will compete;
●	the current share price;
●	our current financial condition and the prospects for our future cash flows and earnings;
●	the general condition of the economy and the securities markets at the time of this offering;
●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
●	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering.

Commissions and Discounts

    The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	Underwriting discount is $0. per share ( % of the price of the shares sold in the offering).
(2)	We estimate that the total expenses of this offering, excluding the underwriters’ discount, are approximately $ .

Over-allotment Option

We have granted a 30-day option to the representative of the underwriters to purchase additional ordinary shares up to an additional 15% of the ordinary shares sold in the offering (additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $ , $ , and $ , respectively.

Lock-ups

All of our officers and directors have agreed that, for a period of three months from the date of the closing of the offering under the underwriting agreement, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter’s representative, except for exercise or conversion of currently outstanding warrants and options and except for such actions which they instructed their brokers to take in accordance with 10b5-1 plans, as applicable. The underwriters’ representative may consent to an early release from the lock-up periods if, in its opinion, the market for our ordinary shares would not be adversely impacted by sales and in cases of a financial emergency of an officer or director. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Share Purchase Options

We have agreed to issue to Rodman & Renshaw, LLC options to purchase up to a total of   ordinary shares (5% of the shares sold). The shares issuable upon exercise of this option are identical to those offered by this prospectus supplement and accompanying prospectus. The options are exercisable at $  per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the date of the closing of the offering under this prospectus supplement and expiring five years after such closing date. The options and the   ordinary shares underlying these options have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. Rodman & Renshaw, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these options or the securities underlying these options, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus supplement. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the date of this prospectus supplement, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The options may be registered under the registration statement this prospectus supplement forms a part of.  In addition, the options provide for registration rights upon request, in certain cases.  We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

However, the option exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the option exercise price.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in .pdf format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered hereby to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Stabilization

Until the distribution of the ordinary shares offered hereby is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.
●
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

●
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the ordinary shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Global Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Ordinary shares

We have not taken any action to permit a public offering of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus supplement or the accompanying prospectus outside the United States. Persons outside the United States who come into possession of this document must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus supplement and accompanying prospectus outside the United States.

 In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the ordinary shares to certain institutions or accredited persons in the following countries:

     Israel.  In the State of Israel, our ordinary shares offered hereby may only be offered to up to 35 investors and to the following persons or entities:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund or the management company of a provident fund as defined in the Financial Services Control Law (Provident Funds), 5765-2005;

(c)	an insurer, as defined in the Insurance Business (Control) Law, 5741-1981;

(d)
a banking entity or satellite entity (“Taagid Ezer”), as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 5728-1968;

(e)
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting for its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 5728-1968;

(f)
a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting for its own account;

(g)	a company that is a member of the Tel Aviv Stock Exchange, acting for its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law, 5728-1968;

(h)	an underwriter that acts for its own account and satisfied the conditions specified in Section 56(c) of the Securities Law, 5728-1968;

(i)
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(j)	an entity primarily engaged in capital markets activities in which all of the equity owners are of the type listed in Section 15A(b) of the Securities Law, 5728-1968; and

(k)
an entity, other than an entity formed for the purpose of purchasing ordinary shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. GAAP rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ordinary shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria, except if such offeree is deemed one of the 35 offerees to which the ordinary shares may be offered without reference to their qualifications as one of the entities listed above. This document will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria, except that it may be distributed to up to 35 offerees without reference to their qualifications as one of the entities listed above.

    Australia    If this document is issued or distributed in Australia it is issued or distributed to "wholesale clients" only, not to retail clients".  For the purposes of this paragraph, the terms "wholesale client" and "retail client" have the meanings given in section 761 of the Australian Corporations Act 2001 (Cth).  This document is not a disclosure document under the Australian Corporations Act, has not been lodged with the Australian Securities & Investments Commission and does not purport to include the information required of a disclosure document under the Australian Corporations Act.  Accordingly, (i) the offer of securities under this document is only made to persons to whom it is lawful to offer such securities under one or more exemptions set out in the Australian Corporations Act, (ii) this document is only made available in Australia to those persons referred to in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as referred to in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this document.

China      THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE CIRCULATED OR DISTRIBUTED IN THE PRC, AND SECURITIES MAY NOT BE OFFERED OR SOLD, AND WILL NOT BE OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, TO ANY RESIDENT OF THE PRC EXCEPT PURSUANT TO APPLICABLE LAWS AND REGULATIONS OF THE PRC

United Kingdom    The content of this document has not been issued or approved by an authorised person within the meaning of the United Kingdom Financial Services and Markets Act 2000 (or FSMA).  Reliance on this document for the purpose of engaging in any investment activity may expose an Investor to a significant risk of losing all of the property or other assets invested.  This document does not constitute a Prospectus within the meaning of the FSMA and is issued in reliance upon one or more of the exemptions from the need to issue such a prospectus contained in section 86 of the FSMA.

LEGAL MATTERS

The validity of the securities offered hereby and certain matters of Israeli law will be passed upon for us by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Certain matters of United States federal securities law relating to this offering will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, Boston, Massachusetts. Certain matters of United States federal securities law relating to this offering will be passed upon for the underwriters by Sichenzia Ross Friedman Ference LLP, New York, New York.  Certain matters of Israeli law relating to this offering will be passed upon for the underwriters by Naschitz, Brandes & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of the company as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the SEC in connection with this offering. In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. In addition, the SEC maintains a web site that contains reports and other information regarding issuers that file electronically with the SEC. You may access the SEC's website at http://www.sec.gov.

        This prospectus supplement is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement and the accompanying prospectus. The following documents filed with or furnished to the SEC by our company are incorporated by reference in the registration statement:

•
Our Annual Report on Form 20-F for the year ended December 31, 2009, as filed with the SEC on March 31, 2010, to the extent the information in that report has not been updated or superseded by this prospectus supplement and the accompanying prospectus;

•	the GAAP financial statements in our Report on Form 6-K filed with the SEC on May 11, 2010;
•	the GAAP financial statements in our Report on Form 6-K filed with the SEC on August 9, 2010;
•	the GAAP financial statements in our Report on Form 6-K filed with the SEC on November 15, 2010;
•	our Report on Form 6-K filed with the SEC on February 1, 2011; and
•
the description of our ordinary shares set forth in our Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on January 12, 2009, including any amendment or report filed which updates such description.

All subsequent annual reports filed by our company pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

    We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at: On Track Innovations Ltd., Z.H.R. Industrial Zone P.O. Box 32, Rosh-Pina 12000 Israel, Attention: Investor Relations.  Copies of this document and the documents incorporated by reference herein can also be obtained on our website, www.otiglobal.com. The information on our website is not incorporated into this document.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

Prospectus

$40,000,000

Ordinary Shares
Warrants
 Units

This prospectus relates to ordinary shares and warrants, and any combination of such securities, separately or as units, that we may offer and sell from time to time in one or more offerings up to a total dollar amount of $40,000,000. The warrants may be convertible, exercisable or exchangeable for ordinary shares.  Each time we sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus describing the specific terms of the offering of these securities, and the terms of any warrants and units so offered.  We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering.  Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest.  This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our ordinary shares are traded on the NASDAQ Global Market, or NASDAQ under the symbol “OTIV”. The closing price of our ordinary shares on NASDAQ on December 30, 2010 was $3.16 per share.

i

The aggregate market value of our outstanding ordinary shares held by non-affiliates is $71.6 million, based on 24,821,535 ordinary shares outstanding, of which 22,644,631 are held by non-affiliates, and a per share price of $3.16, which was the closing sale price of our ordinary shares on the NASDAQ on December 30, 2010.  As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investing in our securities involves a high degree of risk.  Risks associated with an investment in our securities will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or the SEC, as described in “Risk Factors” on page 3.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2011.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S. $40,000,000.  This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering.  We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering.  The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation by Reference” before purchasing any of our securities.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references in this prospectus to “we,” “our,” “our company,” “On Track Innovations,” “OTI,” “us” and the “company” refer to On Track Innovations Ltd. and its subsidiaries.

All references in this prospectus to “ordinary shares” refer to OTI’s ordinary shares, par value NIS 0.10 per share.  We sometimes refer to our ordinary shares and warrants to be offered under this prospectus as the “securities” throughout this prospectus.

All references in this prospectus to the "Companies Law" or the "Israeli Companies Law" refer to the Israeli Companies Law, 5759-1999 (including the regulations promulgated thereunder).

All references to “New Israeli Shekels” or “NIS” are to the lawful currency of Israel.

All references to “dollars” or “$” are to the lawful currency of the United States.

ABOUT ON TRACK INNOVATIONS LTD.

We design, develop and market secure contactless microprocessor-based smart card technology to address the needs of a wide variety of markets.  Because our cards contain a microprocessor, they can store and process information and run multiple applications.  Our cards are referred to as “contactless” because they do not require physical contact with a card reader, as power and data are transferred to a card through a magnetic field generated by a card reader.  Our products combine the benefits of both microprocessors and contactless cards.   In addition to contactless microprocessor-based smart cards, we also sell products that are based on other card technologies.

We currently offer three lines of solutions, each of which constitutes a complete system, as well as components (such as smart cards and readers) that we sell to original equipment manufacturers, or OEMs, for incorporation into their own products. Our three vertical markets include:

●
Payment Solutions: we offer a cashless system and loyalty program to replace cash, which includes the contactless payments program offered by the major card associations including MasterCard’s PayPass™, Visa’s PayWave™, American Express’ ExpressPay™ and Discover’s Zip™. Our payment solutions also include EasyPark, our electronic parking payment system as well as our mass transit electronic payment system; and

●
Petroleum Systems: OTI’s EasyFuel is a wireless, cashless, cardless, and paperless fuel management and petroleum solution which includes both our gasoline management system, or GMS, and our EasyFuel system. EasyFuel is a loyalty program for petroleum companies, fleets and retail customers. The system monitors and expedites the fueling and payment process, permitting fueling of designated vehicles only while eliminating fraud; and

●
SmartID Solutions: we offer complete end-to-end in-house solutions for credentialing, identifying and verifying individuals by combining the capability to support biometric identification with the portability of smart cards. The SmartID solutions include MAGNA™ - a complete end-to-end in-house solution for electronic passports (e-Passport), national identity cards (national ID) and MediSmart – a medical card for patient, doctor and benefits verification.

RISK FACTORS

Investing in our securities involves significant risks.  Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.  The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws.  Such forward-looking statements reflect our current view with respect to future events and financial results.

We urge you to consider that statements which use the terms “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, or our achievements, or industry results, expressed or implied by such forward-looking statements.  Such forward-looking statements include statements regarding, among other things, our belief as to increased acceptance of smart-card technology, expansions of the use of our technology, acquisitions, material supply agreements, the impact of our relationship with technology partners and business partners as well as to our revenue and the development of future products, future sources of revenue, ongoing relationships with current and future end-user customers and resellers, future costs and expenses, adequacy of capital resources.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus.  Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

PRICE RANGE OF OUR SHARES

Our ordinary shares were quoted on the NASDAQ SmallCap Market (now known as NASDAQ Capital Market) from November 12, 2002 until December 20, 2004, and since December 20, 2004 our ordinary shares are listed on the NASDAQ Global Market, then known as the NASDAQ National Market.  In addition, our ordinary shares were quoted on the Neuer Market of the Frankfurt Stock Exchange since August 31, 1999 until January 31, 2003. Since January 31, 2003 and until December 20, 2005, the shares were listed on the new Prime Standard Segment of the Frankfurt Stock Exchange.

The following table also shows the high and low closing prices of our ordinary shares in U.S. dollars as reported on NASDAQ Global Market.

	NASDAQ Global Market per Share $
	High	Low
Year
2006	17.23	6.16
2007	8.43	3.60
2008	3.57	1.07
2009	1.94	0.82
2010	3.28	1.4

2008
First quarter	3.57	2.65
Second quarter	3.06	2.31
Third quarter	3.10	2.10
Fourth quarter	2.70	1.07
2009
First quarter	1.94	0.96
Second quarter	1.69	0.88
Third quarter	1.68	1.01
Fourth quarter	1.41	0.82
2010
First quarter	2.65	1.40
Second quarter	2.58	1.99
Third quarter	2.08	1.64
Fourth quarter	3.28	1.67

Month
July 2010	2.08	1.93
August 2010	2.05	1.81
September 2010	1.87	1.64
October 2010	2.23	1.67
November 2010	2.33	2.07
December 2010	3.28	2.18

The closing price of our ordinary shares on NASDAQ on December 30, 2010 was $3.16 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares or other securities.

We currently expect to retain all future earnings, if any, to finance the development of our business, and do not anticipate paying any cash dividends in the foreseeable future.  Any future determination relating to dividend policy will be made by our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.  .

Though we never declared or paid a cash dividend, in November 2008 our board of directors has authorized the repurchase of our shares in a total aggregate amount not to exceed $5 million conditioned approval by court, as required under Israeli Companies law. In May 2009 the court approved a repurchase program in a total amount of up to $2 million. In August 2009 our board of directors approved the specific terms of the repurchase program, including the timing and the amount that may be purchased. As of today's date, 562,475 shares were acquired under the repurchase program, in consideration for $1,135,804.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth cash and cash equivalents, short term investments and our Shareholders’ equity as of September 30, 2010.  The financial data in the following table should be read in conjunction with (i) our quarterly financial statements as of and for the nine-month period ended September 30, 2010, included in our Report on Form 6-K filed on November 15, 2010, and (ii)  our consolidated audited financial statements and notes thereto for the year ended December 31, 2009, included in our Annual Report on Form 20-F filed on March 31, 2010, which have been incorporated by reference in this prospectus.

As of September 30, 2010 (U.S. Dollars, in thousands)
Cash and cash equivalents	18,695
Short-term investments	8,017

Shareholders’ equity:
Ordinary shares of NIS 0.1 par value: Authorized – 50,000,000 shares as of September 30, 2010; and 25,047,644 issued shares as of September 30, 2010	601
Additional paid-in capital	190,240
Accumulated other comprehensive income	571
Treasury shares at cost – 494,205 shares	(997)
Accumulated deficit	(160,592)
Total shareholders’ equity	29,823

REASONS FOR THE OFFER AND USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include the following:

●	working capital;

●	capital expenditures;

●	the acquisition of other companies or businesses; and

●	other purposes as mentioned in any prospectus supplement

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

Based upon our financial needs, we may engage in additional financings of a character and amount that we may determine as the need arises.

DESCRIPTION OF OUR ORDINARY SHARES

Our authorized share capital consists of 50,000,000 ordinary shares, nominal value of NIS 0.1 per share, of which, as of December 30, 2010, 25,384,010 were issued (of which 24,821,535 were outstanding).

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except that nationals of countries which are in a state of war with Israel might not be recognized as owners of ordinary shares.

Dividend and Liquidation Rights

We are permitted to declare a dividend to be paid to the holders of ordinary shares, but we have never declared a dividend and we do not anticipate any dividend declaration in the foreseeable future.  Dividends may only be paid out of our profits ("the profit test"), provided that there is no reasonable concern that payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due ("the solvency test"). Profits, as defined in section 302(b) to the Companies Law, mean surplus balance or surplus accumulated during the last two years, whichever is higher. Alternatively, the court is entitled, at the Company's request, to approve a dividend distribution, which does not meet the profit test, provided it is convinced that the solvency test is met.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by our shareholders.  Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company’s articles of association require otherwise.  Our articles of association provide that our board of directors may declare and pay dividends without the approval of our shareholders.

Preemptive Rights

Under Israeli Companies Law, shareholders in public companies such as ours do not have preemptive rights.  This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties.  As a result, our shareholders could experience dilution of their ownership interest if we decide to raise additional funds by issuing more shares and these shares are purchased by third parties.

Voting, Shareholders’ Meetings and Resolutions

Holders of our ordinary shares have, for each ordinary share held, one vote on all matters submitted to a vote of shareholders.  These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by our shareholders.  The quorum required for a general meeting of shareholders consists of at least two shareholders present, in person or by proxy, who hold or represent together at least 25% of our issued and outstanding ordinary shares, provided, however that as long as we are listed on NASDAQ, the quorum at a general meeting shall be two members present in person or by proxy holding at least 33-1/3% of our issued and outstanding ordinary shares or such higher percentage as NASDAQ may impose on listed companies from time to time so long as such higher percentage is in effect.  A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place.  If a quorum is not present within half an hour following the time appointed for the reconvened meeting, the shareholders then present, in person or by proxy, shall constitute a quorum.

Under the Companies Law, unless otherwise provided in the articles of association or by applicable law, shareholders’ resolutions require the approval of holders of a simple majority of our ordinary shares voting, in person or by proxy on the matter.  Unless a higher percentage for taking an action is required under our articles of association, a shareholders’ resolution to amend our articles requires the approval of a simple majority of our shareholders present in person or by proxy.

Under the Companies Law, a shareholder has certain duties of good faith and fairness towards the company.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors.  Rather, under our articles of association our directors (other than external directors) are elected at a shareholders meeting by a simple majority of our ordinary shares.  External directors are elected by a simple majority of our ordinary shares, which majority includes at least one-third of the shares held by non-controlling shareholders voted at the meeting, or the total number of shares held by non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company. Without derogation from the above, our founders, Oded Bashan and Ronnie Gilboa, may not be replaced or removed unless by an affirmative vote of 75% of the Company’s shareholders. As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting have the power to elect any or all of our directors whose positions are being filled at that meeting, subject to the additional approval requirements for external directors.

Modification of Class Rights

The rights attached to any class, such as voting, liquidation and dividend rights, may be amended by written consent of holders of three-fourth of the issued shares of that class, or by adoption of a resolution by a simple majority of the shares of that class represented at a separate class meeting.

Transfer of Shares and Notices

Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by Israeli law, U.S. securities laws or the rules of a stock exchange on which the shares are traded.  Under the Companies Law and applicable regulations, unless otherwise provided in the articles of association or by applicable law, shareholders of record are entitled to receive 35 or 21 days prior notice of meetings of shareholders, based on the matters that are on the agenda.  Subject to the foregoing provisions of the Companies Law and applicable regulations, our articles of association provide that each shareholder of record is entitled to receive at least 14 days prior notice of any annual or extraordinary shareholders’ meeting and at least 21 days prior notice of any shareholders’ meeting at which a special resolution is proposed. Under new regulations, a longer advanced notice of at least 35 days is required in certain cases.

Our transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.  Its address is 17 Battery Place, New York, New York 10004, and its telephone number at this location is 212-509-4000.

Special Notification Duties

Our articles of association provide that any shareholder whose shareholding increases above 1%, 5%, 10%, 15%, 20%, 25%, 30%, and so on, of our then outstanding share capital, is obliged to notify us in writing of such change within ten days.  A shareholder who fails to comply with this requirement will be denied his or her voting rights, in respect of shares in excess of the particular threshold the crossing of which was not reported, for a 6 to 24-month period to be determined in light of relevant circumstances by the board of directors in its sole discretion.  Shareholders complying with the filing requirements of Sections 13(d) and 13(g) of the Exchange Act and the regulations promulgated thereunder will not be subject to this requirement.

Anti-Takeover Provisions under Israeli Law

Tender Offer.  A person wishing to acquire shares of a publicly traded Israeli company and who would as a result hold over 90% of the company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company.  If the shareholders who refuse to sell their shares hold less than 5% of the issued share capital of the company, all of the shares held by such shareholders that the acquirer offered to purchase will be transferred to the acquirer by operation of law.  However, the shareholders may petition the court to alter the consideration for the acquisition.  If the dissenting shareholders hold more than 5% of the issued and outstanding share capital of the company, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would then own over 90% of the company’s issued and outstanding share capital.

The Companies Law provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or greater  of the voting rights in the company.  This rule does not apply if there is already another holder of 25% or greater of the voting rights in the company.  As of the date of this annual report, we are not aware of any single shareholder, which holds 25% or more of the voting rights in the company.  Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other holder of more than 45%  of the voting rights in the company. The special tender offer must be extended to all shareholders but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders.  The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger.  The Companies Law permits merger transactions if approved by each party’s board of directors and the majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called on at least 21 days prior notice.  Our articles of association provide that merger transactions may be approved by a simple majority of the shareholders present, in person or by proxy, at a general meeting of our shareholders.  Under the Companies Law, in determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or holding at least 25% of the means of appointing directors of the other party to the merger, or anyone acting on their behalf, including their relatives or companies controlled by them, are excluded from the vote.  If a majority of shareholders of one of the parties do not approve the transaction because the votes of certain shareholders are excluded from the vote, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.  Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger.  In addition, a merger may not be executed unless at least 50 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

Tax Law.  Israeli tax law treats specified acquisitions, including a share-for-share swap between an Israeli company and a foreign company, less favorably than does United States tax law.  For example, Israeli tax law may subject a shareholder who exchanges ordinary shares in an Israeli company for shares in a foreign company to immediate taxation.

Other Anti-Takeover Provisions

We may also be subject to the tender offer provisions of the Exchange Act, as amended.

Anti-Takeover Actions Taken by the Company

We adopted a Shareholders Rights Plan, or the Right Plan, according to which each of our ordinary shares shall give its holder a right which will become exercisable only after a person or a group becomes an “Acquiring Person”, by obtaining beneficial ownership of, or by commencing a tender or exchange offer for, 15% or more of our issued and outstanding ordinary shares (our board of directors may reduce this percentage to not less than 10%), unless our board of directors approves such “Acquiring Person” or redeems the rights. Each right, once it becomes exercisable, will generally entitle its holder, other than the “Acquiring Person”, to purchase from us either one or three ordinary shares (depending on our registered capital on the date of exercising the rights), at par value.  The Rights Plan will expire on January 11, 2012, unless the rights under it are previously redeemed, or such later date as determined by our board of directors (so long as such determination is made prior to the earlier of the date in which the rights under the Rights Plan are exercisable, or January 11, 2012).

DESCRIPTION OF WARRANTS

We may, from time to time, issue warrants for the purchase of ordinary shares for consideration or without consideration. Warrants may be convertible into, exercisable for, or exchangeable for ordinary shares for consideration or without consideration. Warrants may be issued separately or in combination with ordinary shares as a unit, as further discussed under “Description of Units” below.  We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent, if designated, in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

●	the offering price and aggregate number of warrants offered;

●	the ordinary shares with which the warrants are issued and the number of warrants issued with each such share;

●	the date on and after which the warrants and the related ordinary shares will be separately transferable;

●	the number of ordinary shares purchasable upon the exercise of one warrant and the price at which the ordinary shares may be purchased upon such exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

●	the terms of any rights to redeem or call the wazrrants;

●	any provisions for changes to or adjustments in the exercise price or number of ordinary shares issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire;

●	the manner in which the warrant agreement and warrants may be modified;

●	a discussion of any material U.S. federal and Israeli income tax considerations of holding or exercising the warrants; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of ordinary shares or warrants to purchase ordinary shares, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We may issue units under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The following is a description of the general terms and provisions of any units we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the units and any applicable unit agreement, including, where applicable, the following:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ or otherwise and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $22,644 which at the present time include the following categories of expenses:

SEC registration fee	$4,644
Legal fees and expenses	$10,000
Accounting fees and expenses	$6,000
Miscellaneous expenses	$2,000

Total	$22,644

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares offered in this prospectus will be passed upon for us by Zysman Aharoni Gayer & Co., Tel Aviv, Israel.  Zysman, Aharoni, Gayer and  Sullivan & Worcester LLP, Boston, Massachusetts, is acting as our counsel in connection with United States securities laws.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially most of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the assets of these persons are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

        We have been informed by our Israeli legal counsel, Zysman, Aharoni, Gayer & Co., Law Offices, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgments are final and is not subject to any right of appeal.

●	the foreign court is not prohibited by law from enforcing judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;

●	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●
the obligations under the judgment are enforceable according to the laws of the State of Israel and the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel; and

●	the judgments are executable in the state in which the judgments are given.

We have irrevocably appointed OTI America, Inc. as our agent solely to receive service of process in any action against us in any U.S. federal court or the courts of the State of New York arising out of this offering.

Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for each calendar quarter and other material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.otiglobal.com. The information contained on, or linked from our website or the SEC’s website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by our Company are incorporated by reference in this registration statement:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2009;

●	the GAAP financial statements in our Report on Form 6-K filed with the SEC on May 11, 2010; and

●	the GAAP financial statements in our Report on Form 6-K filed with the SEC on August 9, 2010; and

●	the GAAP financial statements in our Report on Form 6-K filed with the SEC on November 15, 2010;

●
the description of our ordinary shares set forth in our Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on January 12, 2009, including any amendment or report filed which updates such description.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to you. Requests should be directed to On Track Innovations Ltd., Z.H.R. Industrial Zone P.O. Box 32, Rosh-Pina 12000 Israel, Attention: Investor Relations. Our phone number is +-972-4-686-8000.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

On Track Innovations Ltd.
Ordinary Shares

PROSPECTUS SUPPLEMENT

Rodman & Renshaw, LLC	Merriman Capital, Inc.
Chardan Capital Markets, LLC

February  , 2011